United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 13E-3

Rule 13e-3 Transaction Statement
Under Section 13(e) of the Securities Exchange Act of 1934

TRIBUNE COMPANY
(Name of the Issuer)

Tribune Company
Samuel Zell
EGI-TRB, L.L.C.
Sam Investment Trust
Tribune Employee Stock Ownership Plan
Tesop Corporation
(Name of Person(s) Filing Statement)

Common Stock, Par Value $0.01 Per Share
(including the associated Preferred Share Purchase Rights)
(Title of Class of Securities)

896047 10 7
(CUSIP Number of Class of Securities)

Tribune Company	Samuel Zell	EGI-TRB, L.L.C.	Sam Investment	Tribune Employee	Tesop Corporation
435 North Michigan	Two North	Two North	Trust	Stock Ownership	c/o GreatBanc Trust
Avenue	Riverside Plaza,	Riverside Plaza,	c/o Chai Trust	Plan	Company
Chicago, Illinois	Suite 600	Suite 600	Company, LLC	c/o GreatBanc Trust	1301 West 22nd
60611	Chicago, Illinois	Chicago, Illinois	Two North	Company	Street, Suite 800
Attn: Crane Kenney	60606	60606	Riverside Plaza,	1301 West 22nd	Oak Brook, Illinois
(312) 222-9100	(312) 454-0100	Attn: Joseph M.	Suite 600	Street, Suite 800	60523
		Paolucci	Chicago, Illinois	Oak Brook, Illinois	Attn: Marilyn H.
		(312) 454-0100	60606	60523	Marchetti
			Attn: Joseph M.	Attn: Marilyn H.	(630) 572-5130
			Paolucci	Marchetti
			(312) 454-0100	(630) 572-5130

(Name, Address and Telephone Number of Person Authorized to Receive
Notices and Communications on Behalf of Person(s) Filing Statement)

Copies to:

Steven A. Rosenblum	Thomas A. Cole	Charles W. Mulaney, Jr.	Joseph P. Gromacki	Charles R. Smith
Wachtell, Lipton, Rosen	Larry A. Barden	Richard C. Witzel, Jr.	Jenner & Block LLP	K&L Gates
& Katz	Sidley Austin LLP	Skadden, Arps, Slate,	330 N. Wabash Avenue	Henry W. Oliver Building
51 West 52nd Street	One South Dearborn	Meagher & Flom, LLP	Chicago, Illinois 60611	535 Smithfield Street
New York, New York	Street	333 West Wacker Dr.	(312) 222-9350	Pittsburgh, PA 15222
10019	Chicago, Illinois 60603	Chicago, Illinois 60606		(412) 355-6500
(212) 403-1000	(312) 853-7000	(312) 407-0700

        This statement is filed in connection with (check the appropriate box):

a.	☒	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C, or Rule 13e-3(c) under the Securities Exchange Act of 1934.
b.	☐	The filing of a registration statement under the Securities Act of 1934.
c.	☐	A tender offer.
d.	☐	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☐

Check the following box if the filing is a final amendment reporting the results of the transaction: ☐

CALCULATION OF FILING FEE

Transaction valuation*	Amount of filing fee*

$4,176,757,677	$128,227

*
Calculated solely for purposes of determing the filing fee.

The maximum aggregate value was determined based upon the sum of (A) 118,282,175 shares of common stock multiplied by $34.00 per share; (B) options to purchase 5,586,083 shares of common stock with exercise prices less than $34.00 multiplied by $7.79 (which is the difference between $34.00 and the weighted average exercise price of such options of $26.21 per share); (C) restricted stock units with respect to 2,901,245 shares of common stock multiplied by $34.00 per share; and (D) share equivalents with respect to 382,523 shares of common stock multiplied by $34.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by the sum calculated in the preceding sentence.

☒
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $128,227

Form or Registration No.: Schedule 14A—Preliminary Proxy Statement

Filing Parties: Tribune Company

Date Filed: June 1, 2007

INTRODUCTION

        This Rule 13e-3 Transaction Statement on Schedule 13E-3 (this "Schedule 13E-3") filed by Tribune Company (the "Company"), Samuel Zell ("Mr. Zell" or "Zell"), EGI-TRB, L.L.C. (the "Zell Entity"), Sam Investment Trust ("SIT"), the Tribune Employee Stock Ownership Plan (the "ESOP") and Tesop Corporation ("Merger Sub") amends and restates the Rule 13e-3 Transaction Statement filed by the Company, Mr. Zell, the Zell Entity, SIT, the ESOP and Merger Sub on June 1, 2007. This Schedule 13E-3 also supplements the Rule 13e-3 Transaction Statement and amendments thereto filed by the Company, Mr. Zell, the Zell Entity, SIT, the ESOP and Merger Sub with the Securities and Exchange Commission (the "SEC") under cover of Schedule 13E-3 that related to the Tender Offer Statement originally filed by the Company with the SEC on April 25, 2007 under cover of Schedule TO (such Rule 13e-3 Transaction Statement and Tender Offer Statement, as amended, being collectively referred to as the "Filing"), in connection with: (i) the Agreement and Plan of Merger, dated as of April 1, 2007 (the "Merger Agreement"), by and among the Company, a Delaware corporation, GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the ESOP, Merger Sub, a Delaware corporation wholly owned by the ESOP and, for limited purposes, the Zell Entity, a Delaware limited liability company wholly owned by SIT, a trust established for the benefit of Mr. Zell and his family; and (ii) the offer by the Company to purchase up to 126,000,000 shares of its common stock, par value $0.01 per share, at a price of $34.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 25, 2007 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as amended or supplemented from time to time, constitute the "Tender Offer"). The Tender Offer expired on May 24, 2007. This Schedule 13E-3 relates to the Merger Agreement.

        Concurrently with the filing of this Schedule 13E-3, the Company is filing with the SEC a definitive proxy statement (the "Proxy Statement") under Regulation 14A of the Securities Exchange Act of 1934, as amended, relating to a special meeting of the shareholders of the Company, at which the shareholders of the Company will consider and vote upon a proposal to adopt the Merger Agreement and approve the Merger.

        The cross-references below to the Proxy Statement supplement the cross-references to the Offer to Purchase contained in the Filing. The cross-references below are being supplied pursuant to General Instruction G to Schedule 13E-3, to show the location in the Proxy Statement of the information required to be included in response to the items of Schedule 13E-3. The information contained in the Proxy Statement, including all annexes thereto, is incorporated in its entirety herein by reference, and the responses to each item in this Schedule 13E-3 are qualified in their entirety by the information contained in the Proxy Statement. Capitalized terms used but not defined in this Schedule 13E-3 shall have the meanings given to them in the Proxy Statement. Item numbers refer to the corresponding item numbers of Schedule 13E-3.

        The information contained in, or incorporated by reference into, this Schedule 13E-3, the Proxy Statement or the Filing concerning the Company was supplied by the Company and none of the other filing persons takes responsibility for the accuracy of such information. Similarly, the information contained in, or incorporated by reference into, this Schedule 13E-3, the Proxy Statement or the Filing concerning each filing person other than the Company was supplied by such filing person and no other filing person, including the Company, takes responsibility for the accuracy of any information not supplied by such filing person.

Item 1.    Summary Term Sheet.

  Regulation M-A Item 1001

        The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet"

  "Questions and Answers about the Merger and the Special Meeting"

Item 2.    Subject Company Information.

  Regulation M-A Item 1002

  (a)
  Name and Address.    The name of the issuer is Tribune Company, a Delaware corporation, and the address of its principal executive office is 435 North Michigan Avenue, Chicago, Illinois 60611. The telephone number of its principal executive office is (312) 222-9100.

  (b)
  Securities.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Questions and Answers about the Merger and the Special Meeting"

  "Information About the Company—Security Ownership of Certain Beneficial Owners and Management"

  (c)
  Trading Market and Price.    The information set forth in the Proxy Statement under the caption "Information About the Company—Market Price of Company Common Stock" is incorporated herein by reference.

  (d)
  Dividends.    The information set forth in the Proxy Statement under the caption "Information About the Company—Market Price of Company Common Stock" is incorporated herein by reference.

  (e)
  Prior Public Offerings.    The information set forth in the Proxy Statement under the caption "Information About the Company—About Tribune Company—Prior Public Offerings" is incorporated herein by reference.

  (f)
  Prior Stock Purchases.    The information set forth in the Proxy Statement under the caption "Information About the Company—About Tribune Company—Company Common Stock Repurchases" is incorporated herein by reference.

Item 3.    Identity and Background of Filing Persons.

  Regulation M-A Item 1003

  (a)
  Name and Address.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet—The Parties to the Merger"

  "Identity and Background of Filing Persons"

  "Information About the Company—Security Ownership of Certain Beneficial Owners and Management"

  (b)
  Business and Background of Entities.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet—The Parties to the Merger"

  "Identity and Background of Filing Persons"

  (c)
  Business and Background of Natural Persons.    The information set forth in the Proxy Statement under the caption "Identity and Background of Filing Persons" is incorporated herein by reference.

Item 4.    Terms of the Transaction.

  Regulation M-A Item 1004

  (a)
  Material Terms.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet"

  "Questions and Answers about the Merger and the Special Meeting"

  "Special Factors"

  "The Special Meeting"

  "The Merger Agreement"

  Annex A—Agreement and Plan of Merger

  (c)
  Different Terms.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet"

  "Questions and Answers about the Merger and the Special Meeting"

  "Special Factors—Certain Effects of the Merger"

  "Special Factors—Plans for the Company after the Merger and the Leveraged ESOP Transactions"

  "Special Factors—Financing"

  "Special Factors—Interest of Directors and Executive Officers"

  "The Merger Agreement—Treatment of Company Common Stock"

  "The Merger Agreement—Treatment of ESOP and Merger Sub-Owned Shares"

  "The Merger Agreement—Treatment of Preferred Stock"

  "The Merger Agreement—Treatment of Merger Sub Common Stock"

  "The Merger Agreement—Indemnification and Insurance"

  "The Merger Agreement—Eagle Exchange"

  "Provisions for Unaffiliated Security Holders"

  (d)
  Appraisal Rights.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet—Rights of Appraisal"

  "Appraisal Rights"

  Annex D—Section 262 of the Delaware General Corporation Law

  (e)
  Provisions for Unaffiliated Security Holders.    The information set forth in the Proxy Statement under the caption "Provisions for Unaffiliated Shareholders" is incorporated herein by reference.

  (f)
  Eligibility for Listing or Trading.    Not applicable.

Item 5.    Past Contacts, Transactions, Negotiations and Agreements.

  Regulation M-A Item 1005

  (a)
  Transactions.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Special Factors—Background of the Merger"

  "Special Factors—Interest of Directors and Executive Officers"

  "Other Transaction Agreements"

  "Information about the Company—Security Ownership of Certain Beneficial Owners and Management"

  (b)
  Significant Corporate Events.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet"

  "Special Factors—Background of the Merger"

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board"

  "Special Factors—Interest of Directors and Executive Officers"

  "The Merger Agreement"

  "Other Transaction Agreements"

  "Information About the Company—About Tribune Company"

  Annex A—Agreement and Plan of Merger

  (c)
  Negotiations or Contacts.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Special Factors—Background of the Merger"

  "Information About the Company—About Tribune Company"

  (e)
  Agreements Involving the Subject Company's Securities.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet"

  "Special Factors—Background of the Merger"

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board of Directors"

  "Special Factors—Certain Effects of the Merger"

  "Special Factors—Financing"

  "Special Factors—Interest of Directors and Executive Officers"

  "The Merger Agreement"

  "Other Transaction Agreements"

  Annex A—Agreement and Plan of Merger

Item 6.    Purposes of the Transaction and Plans or Proposals.

  Regulation M-A Item 1006

  (b)
  Use of Securities Acquired.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet"

  "Special Factors—Certain Effects of the Merger"

  "Special Factors—Plans for the Company after the Merger and the Leveraged ESOP Transactions"

  "Special Factors—Interest of Directors and Executive Officers"

  Annex A—Agreement and Plan of Merger

  (c)
  (1)-(8)  Plans.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet"

  "Special Factors—Background of the Merger"

  "Special Factors—Purposes and Reasons of the ESOP and Merger Sub"

  "Special Factors—Purposes and Reasons of the Zell Investors"

  "Special Factors—Position of the ESOP and Merger Sub as to Fairness"

  "Special Factors—Position of the Zell Investors as to Fairness"

  "Special Factors—Certain Effects of the Merger"

  "Special Factors—Plans for the Company after the Merger and the Leveraged ESOP Transactions"

  "Special Factors—Financing"

  "Special Factors—Interest of Directors and Executive Officers"

  "The Merger Agreement"

  "Other Transaction Agreements"

  Annex A—Agreement and Plan of Merger

Item 7.    Purposes, Alternatives, Reasons and Effects.

  Regulation M-A Item 1013

  (a)
  Purposes.     The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Special Factors—Background of the Merger"

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board"

  "Special Factors—Purposes and Reasons of the ESOP and Merger Sub"

  "Special Factors—Purposes and Reasons of the Zell Investors"

  "Special Factors—Position of the ESOP and Merger Sub as to Fairness"

  "Special Factors—Position of the Zell Investors as to Fairness"

  "Special Factors—Conduct of the Company's Business if the Merger is Not Completed"

  (b)
  Alternatives.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Special Factors—Background of the Merger"

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board"

  "Special Factors—Purposes and Reasons of the ESOP and Merger Sub"

  "Special Factors—Purposes and Reasons of the Zell Investors"

  "Special Factors—Position of the ESOP and Merger Sub as to Fairness"

  "Special Factors—Position of the Zell Investors as to Fairness"

  "Special Factors—Conduct of the Company's Business if the Merger is Not Completed"

  (c)
  Reasons.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Special Factors—Background of the Merger"

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board"

  "Special Factors—Purposes and Reasons of the ESOP and Merger Sub"

  "Special Factors—Purposes and Reasons of the Zell Investors"

  "Special Factors—Position of the ESOP and Merger Sub as to Fairness"

  "Special Factors—Position of the Zell Investors as to Fairness"

  "Special Factors—Conduct of the Company's Business if the Merger is Not Completed"

  (d)
  Effects.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet"

  "Special Factors—Background of the Merger"

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board"

  "Special Factors—Certain Effects of the Merger"

  "Special Factors—Plans for the Company after the Merger and the Leveraged ESOP Transactions"

  "Special Factors—Financing"

  "Special Factors—Interest of Directors and Executive Officers"

  "Special Factors—United States Federal Income Tax Consequences"

  "The Merger Agreement"

  "Other Transaction Agreements"

  "Information about the Company—About Tribune Company"

  Annex A—Agreement and Plan of Merger

Item 8.    Fairness of the Transaction.

  Regulation M-A Item 1014

  (a)
  Fairness.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet"

  "Special Factors—Background of the Merger"

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board"

  "Special Factors—Opinion of the Special Committee's Financial Advisor"

  "Special Factors—Opinion of the Company's Financial Advisor"

  "Special Factors—Position of the ESOP and Merger Sub as to Fairness"

  "Special Factors—Position of the Zell Investors as to Fairness"

  Annex B—Opinion of Morgan Stanley & Co. Incorporated

  Annex C—Opinion of Merrill Lynch & Co.

  (b)
  Factors Considered in Determining Fairness.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet"

  "Special Factors—Background of the Merger"

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board"

  "Special Factors—Reports of the Special Committee's Financial Advisor"

  "Special Factors—Reports of the Company's Financial Advisors"

  "Special Factors—Opinion of the Special Committee's Financial Advisor"

  "Special Factors—Opinion of the Company's Financial Advisor"

  "Special Factors—Position of the ESOP and Merger Sub as to Fairness"

  "Special Factors—Position of the Zell Investors as to Fairness"

  Annex B—Opinion of Morgan Stanley & Co. Incorporated

  Annex C—Opinion of Merrill Lynch & Co.

  (c)
  Approval and Adoption of Security Holders.    The information set forth in the Proxy Statement under the caption "The Special Meeting—Required Vote" is incorporated herein by reference.

  (d)
  Unaffiliated Representative.    An unaffiliated representative was not retained to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction or preparing a report concerning the fairness of the transaction.

  (e)
  Approval of Directors.    The information set forth in the Proxy Statement under the caption "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board" is incorporated herein by reference.

  (f)
  Other Offers.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Special Factors—Background of the Merger"

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board"

Item 9.    Reports, Opinions, Appraisals and Negotiations.

  Regulation M-A Item 1015

  (a)
  Reports, Opinions, Appraisal and Certain Negotiations. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Special Factors—Background of the Merger"

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board"

  "Special Factors—Reports of the Special Committee's Financial Advisor"

  "Special Factors—Reports of the Company's Financial Advisors"

  "Special Factors—Opinion of the Special Committee's Financial Advisor"

  "Special Factors—Opinion of the Company's Financial Advisor"

  "Special Factors—Opinion of Valuation Research Corporation"

  "Special Factors—Opinion of the Zell Investors as to Fairness"

  Annex B—Opinion of Morgan Stanley & Co. Incorporated

  Annex C—Opinion of Merrill Lynch & Co.

  (b)
  Preparer and Summary of the Report, Opinion or Appraisal. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Special Factors—Background of the Merger"

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board"

  "Special Factors—Reports of the Special Committee's Financial Advisor"

  "Special Factors—Reports of the Company's Financial Advisors"

  "Special Factors—Opinion of the Special Committee's Financial Advisor"

  "Special Factors—Opinion of the Company's Financial Advisor"

  "Special Factors—Opinion of Valuation Research Corporation"

  Annex B—Opinion of Morgan Stanley & Co. Incorporated

  Annex C—Opinion of Merrill Lynch & Co.

  (c)
  Availability of Documents.    The reports, opinions or appraisals referenced in this Item 9 will be made available for inspection and copying at the principal executive offices of the subject company during its regular business hours by any interested equity security holder of the Company or representative who has been so designated in writing.

Item 10.    Source and Amounts of Funds or Other Consideration.

  Regulation M-A Item 1007

  (a)
  Source of Funds.    The information set forth in the Proxy Statement under the caption "Special Factors—Financing" is incorporated herein by reference.

  (b)
  Conditions.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Special Factors—Financing"

  "The Merger Agreement—Financing Commitments; Company Cooperation"

  "The Merger Agreement—Conditions to the Merger"

  Annex A—Agreement and Plan of Merger

  (c)
  Expenses.    The information set forth in the Proxy Statement under the caption "Special Factors—Fees and Expenses" is incorporated herein by reference.

  (d)
  Borrowed Funds.    The information set forth in the Proxy Statement under the caption "Special Factors—Financing" is incorporated herein by reference.

Item 11.    Interest in Securities of the Subject Company.

  Regulation M-A Item 1008

  (a)
  Securities Ownership.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Special Factors—Interest of Directors and Executive Officers"

  "Information About the Company—Security Ownership of Certain Beneficial Owners and Management"

  (b)
  Securities Transactions.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Other Transaction Agreements—Zell Entity Purchase Agreement"

  "Other Transaction Agreements—ESOP Purchase Agreement"

  "Information About the Company—Security Ownership of Certain Beneficial Owners and Management—Recent Securities Transactions"

Item 12.    The Solicitation or Recommendation.

  Regulation M-A Item 1012

  (d)
  Intent to Tender or Vote in a Going-Private Transaction.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Questions and Answers About the Merger and the Special Meeting—How do the Company's Directors and Executive Officers Intend to Vote?"

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board"

  "Special Factors—Purposes and Reasons of the ESOP and Merger Sub"

  "Special Factors—Purposes and Reasons of the Zell Investors"

  "Other Transaction Agreements—Zell Entity Purchase Agreement"

  "Other Transaction Agreements—Voting Agreement"

  (e)
  Recommendations of Others.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board"

  "Special Factors—Position of the Zell Investors as to Fairness"

Item 13.    Financial Information.

  Regulation M-A Item 1010

  (a)
  Financial Statements.    The information set forth in the Proxy Statement under the caption "Information About the Company—Selected Financial Data" is incorporated herein by reference.

  (b)
  Pro Forma Information.    The information set forth in the Proxy Statement under the caption "Information About the Company—Selected Financial Data" is incorporated herein by reference.

Item 14.    Persons/Assets, Retained, Employed, Compensated or Used.

  Regulation M-A Item 1009

  (a)
  Solicitations or Recommendations.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet"

  "Questions and Answers About the Merger and the Special Meeting"

  "Special Factors—Background of the Merger"

  "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and Board of Directors"

  "Special Factors—Interest of Directors and Executive Officers"

  "Special Factors—Fees and Expenses"

  "The Special Meeting—Solicitation of Proxies"

  (b)
  Employees and Corporate Assets.    The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

  "Summary Term Sheet"

  "Questions and Answers about the Merger and the Special Meeting"

  "Special Factors—Fees and Expenses"

  "Special Factors—Background of the Merger"

  "The Special Meeting—Solicitation of Proxies"

Item 15.    Additional Information.

  Regulation M-A Item 1011

  (b)
  Other Material Information.    The information contained in the Proxy Statement, including all annexes thereto, is incorporated herein by reference.

Item 16.    Exhibits.

(a)(1)(A)	Offer to Purchase, dated April 25, 2007 (which was subsequently amended by Schedules TO filed by the Company on May 11, 2007; May 17, 2007; May 17, 2007; May 22, 2007 and May 24, 2007).
(a)(1)(B)	Letter of Transmittal including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(1)(C)	Notice of Guaranteed Delivery.
(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated April 25, 2007.
(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated April 25, 2007.
(a)(1)(F)	Form of Summary Advertisement, dated April 25, 2007.
(a)(1)(G)	Form of Letter From Tribune Company to Participants in the Tribune Company Employee Stock Purchase Plan, dated April 25, 2007.
(a)(1)(H)	Form of Letter From the Northern Trust Company to Participants in the Tribune Company Retirement Plans, dated April 25, 2007.
(a)(2)(A)
Definitive Proxy Statement of Tribune Company, incorporated by reference to the Definitive Proxy Statement on Schedule 14A filed by Tribune Company with the Securities and Exchange Commission on July 13, 2007.
(a)(2)(B)
Form of Proxy Card, incorporated by reference to the Form of Proxy Card filed by Tribune Company, together with the Definitive Proxy Statement, with the Securities and Exchange Commission on July 13, 2007.
(a)(3)	Not Applicable.
(a)(4)	Not Applicable.
(a)(5)(A)	First Amended Complaint filed in the Superior Court of California, Los Angeles County, captioned Garamella v. FitzSimons, et al., Case No. BC362110, filed on April 4, 2007.

(a)(5)(B)	Complaint filed in the Chancery Division of the Circuit Court of Cook County, Illinois, captioned Simpson v. Tribune Co., et al., Case No. 07CH9519, filed on April 5, 2007.
(a)(5)(C)	Tender Offer Employee Questions and Answers, made available April 25, 2007.
(a)(5)(D)	Press Release, dated April 25, 2007.
(a)(5)(E)	Tender Offer Employee Questions and Answers, made available April 26, 2007.
(a)(5)(F)	Transcript of a video message addressed to Tribune employees on April 27, 2007.
(a)(5)(G)	Tender Offer Employee Questions and Answers, made available April 27, 2007.
(a)(5)(H)	Tender Offer Employee Question and Answer, made available May 1, 2007.
(a)(5)(I)	Tender Offer Employee Questions and Answers, made available May 4, 2007.
(a)(5)(J)
Press Release of Tribune Company, dated May 9, 2007 (incorporated by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 10, 2007).
(a)(5)(K)	Tender Offer Employee Questions and Answers, made available May 16, 2007.
(a)(5)(L)	Tender Offer Employee Question and Answer, made available May 22, 2007.
(a)(5)(M)	Press Release, dated May 25, 2007.
(a)(5)(N)	E-mail Message from Dennis J. FitzSimons to Tribune Employees, dated May 25, 2007.
(a)(5)(O)	Press Release, dated May 31, 2007.
(b)(1)(A)
Amended and Restated First Step Commitment Letter, dated as of April 5, 2007, by and among Tribune Company, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Merrill Lynch Capital Corporation, Citigroup Global Markets Inc., Banc of America Securities LLC and Bank of America, N.A., incorporated by reference to Exhibit 10.10 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(b)(1)(B)
Amended and Restated Second Step Commitment Letter, dated as of April 5, 2007, by and among Tribune Company, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Merrill Lynch Capital Corporation, Citigroup Global Markets Inc., Banc of America Securities LLC, Banc of America Bridge LLC and Bank of America, N.A., incorporated by reference to Exhibit 10.11 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(b)(2)(A)
Exhibit A to Amended and Restated First Step Commitment Letter, dated as of April 5, 2007, by and among Tribune Company, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Merrill Lynch Capital Corporation, Citigroup Global Markets Inc., Banc of America Securities LLC and Bank of America, N.A.
(b)(2)(B)
Exhibit A to Amended and Restated Second Step Commitment Letter, dated as of April 5, 2007, by and among Tribune Company, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Merrill Lynch Capital Corporation, Citigroup Global Markets Inc., Banc of America Securities LLC, Banc of America Bridge LLC and Bank of America, N.A.

(b)(3)
Credit Agreement, dated as of May 17, 2007, by and among Tribune Company, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Merrill Lynch Capital Corporation, as syndication agent, Citicorp North America, Inc., Bank of America, N.A. and Barclays Bank plc, as co-documentation agents, and J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 17, 2007.
(b)(4)
Amendment No. 1 to Credit Agreement, dated as of June 4, 2007, by and among Tribune Company, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Merrill Lynch Capital Corporation, as syndication agent, Citicorp North America, Inc., Bank of America, N.A., and Barclays Bank plc, as co-documentation agents, and J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 5, 2007.
(c)(1)	Opinion of Morgan Stanley & Co. Incorporated, dated April 1, 2007.
(c)(2)	Opinion of Merrill Lynch & Co., dated April 1, 2007.
(c)(3)
Excerpt from financial analysis presentation materials, dated February 12, 2007, prepared by Merrill Lynch & Co. and Citigroup Global Markets Inc., for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(4)
Excerpt from financial analysis presentation materials, dated February 24, 2007, prepared by Merrill Lynch & Co. and Citigroup Global Markets Inc., for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(5)
Financial analysis presentation materials, dated March 21, 2007, prepared by Merrill Lynch & Co. and Citigroup Global Markets Inc., for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(6)
Financial analysis presentation materials, dated March 30, 2007, prepared by Merrill Lynch & Co. and Citigroup Global Markets Inc., for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(7)	Financial analysis presentation materials, dated March 21, 2007, prepared by Morgan Stanley & Co. Incorporated, for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(8)	Financial analysis presentation materials, dated March 30, 2007, prepared by Morgan Stanley & Co. Incorporated, for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(9)	Financial analysis presentation materials, dated March 30, 2007, prepared by Morgan Stanley & Co. Incorporated, for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(10)	Financial analysis presentation materials, dated April 1, 2007, prepared by Morgan Stanley & Co. Incorporated, for the Committee of Independent Directors of the Board of Directors of Tribune.

(c)(11)	Opinion of Valuation Research Corporation, dated May 9, 2007.
(c)(12)	Tribune Company Solvency Opinion Analysis, dated May 9, 2007, prepared by Valuation Research Corporation for the Board of Directors of Tribune.
(c)(13)	Opinion of Valuation Research Corporation, dated May 24, 2007.
(d)(1)
Agreement and Plan of Merger, dated as of April 1, 2007, by and among Tribune Company, Tesop Corporation, GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan and EGI-TRB, L.L.C. (solely for the limited purposes of Section 8.12 thereof), incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(2)
Registration Rights Agreement, dated as of April 1, 2007, by and among Tribune Company, EGI-TRB, L.L.C. and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(3)
Registration Rights Agreement, dated as of April 1, 2007, by and between Tribune Company and each of Chandler Trust No. 1 and Chandler Trust No. 2, incorporated by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(4)
Securities Purchase Agreement, dated as of April 1, 2007, by and among Tribune Company, EGI-TRB, L.L.C. and Samuel Zell, incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(5)
Form of Subordinated Exchangeable Promissory Note of Tribune Company, incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(6)
Form of Subordinated Promissory Note of Tribune Company, incorporated by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(7)	Form of Warrant Agreement, incorporated by reference to Exhibit 10.5 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(8)
ESOP Purchase Agreement, dated as of April 1, 2007, by and between Tribune Company and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, a separate trust created under the Tribune Employee Stock Ownership Plan, incorporated by reference to Exhibit 10.6 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.

(d)(9)
ESOP Loan Agreement, dated as of April 1, 2007, by and between Tribune Company and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which implements and forms a part of the Tribune Employee Stock Ownership Plan, incorporated by reference to Exhibit 10.7 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(10)
ESOP Note, dated as of April 1, 2007, executed by GreatBanc Trust Company, not in its individual or corporate capacity, but solely in its capacity as trustee of the Tribune Employee Stock Ownership Trust, which implements and forms a part of the Tribune Employee Stock Ownership Plan in favor of Tribune Company, incorporated by reference to Exhibit 10.8 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(11)
ESOP Pledge Agreement, dated as of April 1, 2007, between the Company and GreatBanc Trust Company, not in its individual or corporate capacity but solely in its capacity as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan, incorporated by reference to Exhibit 10.9 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(12)
Investor Rights Agreement, dated as of April 1, 2007, by and among Tribune Company, EGI-TRB, L.L.C. and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan, incorporated by reference to Exhibit 10.12 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(13)
Voting Agreement, dated as of April 1, 2007, by and among Tribune Company, and each of Chandler Trust No. 1 and Chandler Trust No. 2, incorporated by reference to Exhibit 10.13 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(14)	Tribune Employee Stock Ownership Plan, incorporated by reference to Exhibit 10.14 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(15)
Tribune Employee Stock Ownership Trust, dated April 1, 2007, by and between Tribune Company and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, incorporated by reference to Exhibit 10.15 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(16)
Rights Agreement between Tribune Company and First Chicago Trust Company of New York, as Rights Agent, dated as of December 12, 1997, incorporated by reference from Exhibit 4.1 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 1 to Current Report on Form 8-K, dated December 12, 1997.

(d)(17)
Amendment No. 1, dated as of June 12, 2000, to the Rights Agreement between Tribune Company and First Chicago Trust Company of New York, as Rights Agent, incorporated by reference from Exhibit 4.1 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 4.1 to Current Report on Form 8-K, dated June 12, 2000.
(d)(18)
Amendment No. 2, dated as of September 21, 2006, to the Rights Agreement between Tribune Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A., formerly known as First Chicago Trust Company of New York), as Rights Agent, incorporated by reference from Exhibit 4.1 to Current Report on Form 8-K, dated September 21, 2006.
(d)(19)
Amendment No. 3, dated as of April 1, 2007, to the Rights Agreement between Tribune Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A., formerly known as First Chicago Trust Company of New York), as Rights Agent, as amended by Amendment No. 1, dated as of June 12, 2000, and Amendment No. 2, dated as of September 21, 2006, incorporated by reference to Exhibit 4.3 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(20)
Tribune Company Supplemental Retirement Plan, as amended and restated October 18, 2006, incorporated by reference from Exhibit 10.1 of the Company's Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 26, 2007, incorporating by reference from Exhibit 10.3 to Current Report on Form 8-K, dated October 18, 2006.
(d)(21)
Tribune Company Directors' Deferred Compensation Plan, as amended and restated effective as of January 1, 2005, incorporated by reference from Exhibit 10.2 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.2 to Current Report on Form 8-K, dated December 22, 2005.
(d)(22)
The Times Mirror Company Deferred Compensation Plan for Non-Employee Directors, incorporated by reference from Exhibit 10.3 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.7 to The Times Mirror Company's Annual Report on Form 10-K as filed March 29, 1995.
(d)(23)
Tribune Company Bonus Deferral Plan, as amended and restated as of October 18, 2006, incorporated by reference from Exhibit 10.4 of the Company's Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 26, 2007, incorporating by reference from Exhibit 10.1 to Current Report on Form 8-K, dated October 18, 2006.
(d)(24)
Tribune Company 1992 Long-Term Incentive Plan, effective as of April 29, 1992, as amended April 19, 1994, incorporated by reference from Exhibit 10.5 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.11 to Annual Report on Form 10-K as filed March 22, 1995.

(d)(25)
First Amendment to Tribune Company 1992 Long-Term Incentive Plan, effective October 24, 2000, incorporated by reference from Exhibit 10.5a of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.6a to Annual Report on Form 10-K as filed March 27, 2001.
(d)(26)
Tribune Company Executive Financial Counseling Plan, effective October 19, 1988, as amended January 1, 1994, incorporated by reference from Exhibit 10.6 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.13 to Annual Report on Form 10-K as filed March 23, 1994.
(d)(27)
Tribune Company Transitional Compensation Plan for Executive Employees, amended and restated effective as of July 19, 2006, incorporated by reference from Exhibit 10.7 of the Company's Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 26, 2007.
(d)(28)
Tribune Company Supplemental Defined Contribution Plan, as amended and effective as of October 18, 2006, incorporated by reference from Exhibit 10.8 of the Company's Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 26, 2007, incorporating by reference from Exhibit 10.2 to Current Report on Form 8-K, dated October 18, 2006.
(d)(29)
Tribune Company Employee Stock Purchase Plan, as amended and restated July 27, 1999, incorporated by reference from Exhibit 10.9 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.10 to Annual Report on Form 10-K as filed March 16, 2000.
(d)(30)
First Amendment to Tribune Company Employee Stock Purchase Plan, as amended and restated July 27, 1999, incorporated by reference from Exhibit 10.9a of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.10a to Quarterly Report on Form 10-Q for the quarter ended September 24, 2000.
(d)(31)
Second Amendment to Tribune Company Employee Stock Purchase Plan, effective as of May 7, 2002, incorporated by reference from Exhibit 10.9b of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.8b to Annual Report on Form 10-K as filed March 12, 2003.
(d)(32)
Tribune Company 1995 Non-employee Director Stock Option Plan, as amended and restated effective December 9, 2003, incorporated by reference from Exhibit 10.10 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.9 to Annual Report on Form 10-K as filed February 27, 2004.

(d)(33)
Tribune Company 1996 Non-employee Director Stock Compensation Plan, as amended and restated effective January 1, 2005, incorporated by reference from Exhibit 10.11 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.4 to Current Report of Form 8-K dated December 22, 2005.
(d)(34)
Tribune Company Incentive Compensation Plan, as amended and restated effective May 12, 2004, incorporated by reference from Exhibit 10.12 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended June 27, 2004.
(d)(35)
Form of Notice of Grant and Stock Option Term Sheet, incorporated by reference from Exhibit 10.12a of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.1 to Current Report on Form 8-K dated February 11, 2005.
(d)(36)
Form of Restricted Stock Unit Award Notice, incorporated by reference from Exhibit 10.12b of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.1 to Current Report on Form 8-K dated February 21, 2006.
(d)(37)
The Times Mirror Company 1997 Directors Stock Option Plan, incorporated by reference from Exhibit 10.13 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.15 to The Times Mirror Company's Annual Report on Form 10-K as filed March 18, 1997.
(d)(38)
Limited Liability Company Agreement of TMCT, LLC, dated August 8, 1997, incorporated by reference from Exhibit 10.14 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.1 to The Times Mirror Company's Current Report on Form 8-K, dated August 8, 1997.
(d)(39)
Lease Agreement between TMCT, LLC and Times Mirror, dated August 8, 1997, incorporated by reference from Exhibit 10.15 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.4 to The Times Mirror Company's Current Report on Form 8-K, dated August 8, 1997.
(d)(40)
Amended and Restated Limited Liability Company Agreement of TMCT II, LLC, dated September 3, 1999, incorporated by reference from Exhibit 10.16 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.1 to The Times Mirror Company's Current Report on Form 8-K, dated September 3, 1999.

(d)(41)
First Amendment to Amended and Restated Limited Liability Agreement of TMCT II, LLC, dated as of August 14, 2000, incorporated by reference from Exhibit 10.16a of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.17a to Annual Report on Form 10-K as filed March 27, 2001.
(d)(42)
Second Amendment to Amended and Restated Limited Liability Agreement of TMCT II, LLC, dated as of August 1, 2002, incorporated by reference from Exhibit 10.16a of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.14b to Annual Report on Form 10-K, as filed March 12, 2003.
(d)(43)
Subordinated Exchangeable Promissory Note of Tribune Company, dated April 23, 2007, incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 24, 2007.
(d)(44)
Letter Agreement, dated April 23, 2007, among Tribune Company, EGI-TRB, L.L.C. and Samuel Zell, incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 24, 2007.
(f)	Section 262 of the Delaware General Corporation Law, attached as Annex D to the Proxy Statement.
(g)	Not Applicable.

SIGNATURES

          After due inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 13, 2007	TRIBUNE COMPANY
	By:	/s/ CRANE H. KENNEY
	Name:	Crane H. Kenney
	Title:	Senior Vice President, General Counsel and Secretary
Dated: July 13, 2007	TRIBUNE EMPLOYEE STOCK OWNERSHIP PLAN
	By:	GreatBanc Trust Company, as Trustee
	By:	/s/ MARILYN H. MARCHETTI
	Name:	Marilyn H. Marchetti
	Title:	Senior Vice President
Dated: July 13, 2007	TESOP CORPORATION
	By:	/s/ MARILYN H. MARCHETTI
	Name:	Marilyn H. Marchetti
	Title:	President
Dated: July 13, 2007	SAMUEL ZELL
/s/ SAMUEL ZELL Samuel Zell
Dated: July 13, 2007	EGI-TRB, L.L.C.
	By:	/s/ PHILIP G. TINKLER
	Name:	Philip G. Tinkler
	Title:	Vice President
Dated: July 13, 2007	SAM INVESTMENT TRUST
	By:	Chai Trust Company, LLC, as Trustee
	By:	/s/ JAMES G. BUNEGAR
	Name:	James G. Bunegar
	Title:	Vice President

Exhibit Index

(a)(1)(A)*	Offer to Purchase, dated April 25, 2007 (which was subsequently amended by Schedules TO filed by the Company on May 11, 2007; May 17, 2007; May 17, 2007; May 22, 2007; and May 24, 2007).
(a)(1)(B)*	Letter of Transmittal including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(1)(C)*	Notice of Guaranteed Delivery.
(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated April 25, 2007.
(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated April 25, 2007.
(a)(1)(F)*	Form of Summary Advertisement, dated April 25, 2007.
(a)(1)(G)*	Form of Letter From Tribune Company to Participants in the Tribune Company Employee Stock Purchase Plan, dated April 25, 2007.
(a)(1)(H)*	Form of Letter From the Northern Trust Company to Participants in the Tribune Company Retirement Plans, dated April 25, 2007.
(a)(2)(A)
Definitive Proxy Statement of Tribune Company, incorporated by reference to the Definitive Proxy Statement on Schedule 14A filed by Tribune Company with the Securities and Exchange Commission on July 13, 2007.
(a)(2)(B)
Form of Proxy Card, incorporated by reference to the Form of Proxy Card filed by Tribune Company, together with the Definitive Proxy Statement, with the Securities and Exchange Commission on July 13, 2007.
(a)(3)	Not Applicable.
(a)(4)	Not Applicable.
(a)(5)(A)*	First Amended Complaint filed in the Superior Court of California, Los Angeles County, captioned Garamella v. FitzSimons, et al., Case No. BC362110, filed on April 4, 2007.
(a)(5)(B)*	Complaint filed in the Chancery Division of the Circuit Court of Cook County, Illinois, captioned Simpson v. Tribune Co., et al., Case No. 07CH9519, filed on April 5, 2007.
(a)(5)(C)**	Tender Offer Employee Questions and Answers, made available April 25, 2007.
(a)(5)(D)**	Press Release, dated April 25, 2007.
(a)(5)(E)**	Tender Offer Employee Questions and Answers, made available April 26, 2007.
(a)(5)(F)***	Transcript of a video message addressed to Tribune employees on April 27, 2007.
(a)(5)(G)***	Tender Offer Employee Questions and Answers, made available April 27, 2007.
(a)(5)(H)****	Tender Offer Employee Question and Answer, made available May 1, 2007.
(a)(5)(I)*****	Tender Offer Employee Questions and Answers, made available May 4, 2007.

(a)(5)(J)
Press Release of Tribune Company, dated May 9, 2007 (incorporated by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 10, 2007).
(a)(5)(K)*******	Tender Offer Employee Questions and Answers, made available May 16, 2007.
(a)(5)(L)********	Tender Offer Employee Question and Answer, made available May 22, 2007.
(a)(5)(M)**********	Press Release, dated May 25, 2007.
(a)(5)(N)**********	E-mail Message from Dennis J. FitzSimons to Tribune Employees, dated May 25, 2007.
(a)(5)(O)***********	Press Release, dated May 31, 2007.
(b)(1)(A)
Amended and Restated First Step Commitment Letter, dated as of April 5, 2007, by and among Tribune Company, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Merrill Lynch Capital Corporation, Citigroup Global Markets Inc., Banc of America Securities LLC and Bank of America, N.A., incorporated by reference to Exhibit 10.10 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(b)(1)(B)
Amended and Restated Second Step Commitment Letter, dated as of April 5, 2007, by and among Tribune Company, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Merrill Lynch Capital Corporation, Citigroup Global Markets Inc., Banc of America Securities LLC, Banc of America Bridge LLC and Bank of America, N.A., incorporated by reference to Exhibit 10.11 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(b)(2)(A)*
Exhibit A to Amended and Restated First Step Commitment Letter, dated as of April 5, 2007, by and among Tribune Company, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Merrill Lynch Capital Corporation, Citigroup Global Markets Inc., Banc of America Securities LLC and Bank of America, N.A.
(b)(2)(B)*
Exhibit A to Amended and Restated Second Step Commitment Letter, dated as of April 5, 2007, by and among Tribune Company, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Merrill Lynch Capital Corporation, Citigroup Global Markets Inc., Banc of America Securities LLC, Banc of America Bridge LLC and Bank of America, N.A.
(b)(3)
Credit Agreement, dated as of May 17, 2007, by and among Tribune Company, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Merrill Lynch Capital Corporation, as syndication agent, Citicorp North America, Inc., Bank of America, N.A. and Barclays Bank plc, as co-documentation agents, and J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 17, 2007.

(b)(4)
Amendment No. 1 to Credit Agreement, dated as of June 4, 2007, by and among Tribune Company, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Merrill Lynch Capital Corporation, as syndication agent, Citicorp North America, Inc., Bank of America, N.A., and Barclays Bank plc, as co-documentation agents, and J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 5, 2007.
(c)(1)*	Opinion of Morgan Stanley & Co. Incorporated, dated April 1, 2007.
(c)(2)*	Opinion of Merrill Lynch & Co., dated April 1, 2007.
(c)(3)*
Excerpt from financial analysis presentation materials, dated February 12, 2007, prepared by Merrill Lynch & Co. and Citigroup Global Markets Inc., for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(4)*
Excerpt from financial analysis presentation materials, dated February 24, 2007, prepared by Merrill Lynch & Co. and Citigroup Global Markets Inc., for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(5)*
Financial analysis presentation materials, dated March 21, 2007, prepared by Merrill Lynch & Co. and Citigroup Global Markets Inc., for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(6)*
Financial analysis presentation materials, dated March 30, 2007, prepared by Merrill Lynch & Co. and Citigroup Global Markets Inc., for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(7)*	Financial analysis presentation materials, dated March 21, 2007, prepared by Morgan Stanley & Co. Incorporated, for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(8)*	Financial analysis presentation materials, dated March 30, 2007, prepared by Morgan Stanley & Co. Incorporated, for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(9)*	Financial analysis presentation materials, dated March 30, 2007, prepared by Morgan Stanley & Co. Incorporated, for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(10)*	Financial analysis presentation materials, dated April 1, 2007, prepared by Morgan Stanley & Co. Incorporated, for the Committee of Independent Directors of the Board of Directors of Tribune.
(c)(11)******	Opinion of Valuation Research Corporation, dated May 9, 2007.
(c)(12)******	Tribune Company Solvency Opinion Analysis, dated May 9, 2007, prepared by Valuation Research Corporation for the Board of Directors of Tribune.
(c)(13)*********	Opinion of Valuation Research Corporation, dated May 24, 2007.

(d)(1)
Agreement and Plan of Merger, dated as of April 1, 2007, by and among Tribune Company, Tesop Corporation, GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan and EGI-TRB, L.L.C. (solely for the limited purposes of Section 8.12 thereof), incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(2)
Registration Rights Agreement, dated as of April 1, 2007, by and among Tribune Company, EGI-TRB, L.L.C. and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(3)
Registration Rights Agreement, dated as of April 1, 2007, by and between Tribune Company and each of Chandler Trust No. 1 and Chandler Trust No. 2, incorporated by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(4)
Securities Purchase Agreement, dated as of April 1, 2007, by and among Tribune Company, EGI-TRB, L.L.C. and Samuel Zell, incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(5)
Form of Subordinated Exchangeable Promissory Note of Tribune Company, incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(6)
Form of Subordinated Promissory Note of Tribune Company, incorporated by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(7)	Form of Warrant Agreement, incorporated by reference to Exhibit 10.5 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(8)
ESOP Purchase Agreement, dated as of April 1, 2007, by and between Tribune Company and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, a separate trust created under the Tribune Employee Stock Ownership Plan, incorporated by reference to Exhibit 10.6 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(9)
ESOP Loan Agreement, dated as of April 1, 2007, by and between Tribune Company and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which implements and forms a part of the Tribune Employee Stock Ownership Plan, incorporated by reference to Exhibit 10.7 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.

(d)(10)
ESOP Note, dated as of April 1, 2007, executed by GreatBanc Trust Company, not in its individual or corporate capacity, but solely in its capacity as trustee of the Tribune Employee Stock Ownership Trust, which implements and forms a part of the Tribune Employee Stock Ownership Plan in favor of Tribune Company, incorporated by reference to Exhibit 10.8 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(11)
ESOP Pledge Agreement, dated as of April 1, 2007, between the Company and GreatBanc Trust Company, not in its individual or corporate capacity but solely in its capacity as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan, incorporated by reference to Exhibit 10.9 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(12)
Investor Rights Agreement, dated as of April 1, 2007, by and among Tribune Company, EGI-TRB, L.L.C. and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan, incorporated by reference to Exhibit 10.12 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(13)
Voting Agreement, dated as of April 1, 2007, by and among Tribune Company, and each of Chandler Trust No. 1 and Chandler Trust No. 2, incorporated by reference to Exhibit 10.13 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(14)	Tribune Employee Stock Ownership Plan, incorporated by reference to Exhibit 10.14 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(15)
Tribune Employee Stock Ownership Trust, dated April 1, 2007, by and between Tribune Company and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, incorporated by reference to Exhibit 10.15 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(16)
Rights Agreement between Tribune Company and First Chicago Trust Company of New York, as Rights Agent, dated as of December 12, 1997, incorporated by reference from Exhibit 4.1 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 1 to Current Report on Form 8-K, dated December 12, 1997.
(d)(17)
Amendment No. 1, dated as of June 12, 2000, to the Rights Agreement between Tribune Company and First Chicago Trust Company of New York, as Rights Agent, incorporated by reference from Exhibit 4.1 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 4.1 to Current Report on Form 8-K, dated June 12, 2000.

(d)(18)
Amendment No. 2, dated as of September 21, 2006, to the Rights Agreement between Tribune Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A., formerly known as First Chicago Trust Company of New York), as Rights Agent, incorporated by reference from Exhibit 4.1 to Current Report on Form 8-K, dated September 21, 2006.
(d)(19)
Amendment No. 3, dated as of April 1, 2007, to the Rights Agreement between Tribune Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A., formerly known as First Chicago Trust Company of New York), as Rights Agent, as amended by Amendment No. 1, dated as of June 12, 2000, and Amendment No. 2, dated as of September 21, 2006, incorporated by reference to Exhibit 4.3 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2007.
(d)(20)
Tribune Company Supplemental Retirement Plan, as amended and restated October 18, 2006, incorporated by reference from Exhibit 10.1 of the Company's Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 26, 2007, incorporating by reference from Exhibit 10.3 to Current Report on Form 8-K, dated October 18, 2006.
(d)(21)
Tribune Company Directors' Deferred Compensation Plan, as amended and restated effective as of January 1, 2005, incorporated by reference from Exhibit 10.2 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.2 to Current Report on Form 8-K, dated December 22, 2005.
(d)(22)
The Times Mirror Company Deferred Compensation Plan for Non-Employee Directors, incorporated by reference from Exhibit 10.3 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.7 to The Times Mirror Company's Annual Report on Form 10-K as filed March 29, 1995.
(d)(23)
Tribune Company Bonus Deferral Plan, as amended and restated as of October 18, 2006, incorporated by reference from Exhibit 10.4 of the Company's Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 26, 2007, incorporating by reference from Exhibit 10.1 to Current Report on Form 8-K, dated October 18, 2006.
(d)(24)
Tribune Company 1992 Long-Term Incentive Plan, effective as of April 29, 1992, as amended April 19, 1994, incorporated by reference from Exhibit 10.5 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.11 to Annual Report on Form 10-K as filed March 22, 1995.
(d)(25)
First Amendment to Tribune Company 1992 Long-Term Incentive Plan, effective October 24, 2000, incorporated by reference from Exhibit 10.5a of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.6a to Annual Report on Form 10-K as filed March 27, 2001.

(d)(26)
Tribune Company Executive Financial Counseling Plan, effective October 19, 1988, as amended January 1, 1994, incorporated by reference from Exhibit 10.6 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.13 to Annual Report on Form 10-K as filed March 23, 1994.
(d)(27)
Tribune Company Transitional Compensation Plan for Executive Employees, amended and restated effective as of July 19, 2006, incorporated by reference from Exhibit 10.7 of the Company's Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 26, 2007.
(d)(28)
Tribune Company Supplemental Defined Contribution Plan, as amended and effective as of October 18, 2006, incorporated by reference from Exhibit 10.8 of the Company's Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 26, 2007, incorporating by reference from Exhibit 10.2 to Current Report on Form 8-K, dated October 18, 2006.
(d)(29)
Tribune Company Employee Stock Purchase Plan, as amended and restated July 27, 1999, incorporated by reference from Exhibit 10.9 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.10 to Annual Report on Form 10-K as filed March 16, 2000.
(d)(30)
First Amendment to Tribune Company Employee Stock Purchase Plan, as amended and restated July 27, 1999, incorporated by reference from Exhibit 10.9a of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.10a to Quarterly Report on Form 10-Q for the quarter ended September 24, 2000.
(d)(31)
Second Amendment to Tribune Company Employee Stock Purchase Plan, effective as of May 7, 2002, incorporated by reference from Exhibit 10.9b of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.8b to Annual Report on Form 10-K as filed March 12, 2003.
(d)(32)
Tribune Company 1995 Non-employee Director Stock Option Plan, as amended and restated effective December 9, 2003, incorporated by reference from Exhibit 10.10 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.9 to Annual Report on Form 10-K as filed February 27, 2004.
(d)(33)
Tribune Company 1996 Non-employee Director Stock Compensation Plan, as amended and restated effective January 1, 2005, incorporated by reference from Exhibit 10.11 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.4 to Current Report of Form 8-K dated December 22, 2005.

(d)(34)
Tribune Company Incentive Compensation Plan, as amended and restated effective May 12, 2004, incorporated by reference from Exhibit 10.12 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended June 27, 2004.
(d)(35)
Form of Notice of Grant and Stock Option Term Sheet, incorporated by reference from Exhibit 10.12a of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.1 to Current Report on Form 8-K dated February 11, 2005.
(d)(36)
Form of Restricted Stock Unit Award Notice, incorporated by reference from Exhibit 10.12b of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.1 to Current Report on Form 8-K dated February 21, 2006.
(d)(37)
The Times Mirror Company 1997 Directors Stock Option Plan, incorporated by reference from Exhibit 10.13 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.15 to The Times Mirror Company's Annual Report on Form 10-K as filed March 18, 1997.
(d)(38)
Limited Liability Company Agreement of TMCT, LLC, dated August 8, 1997, incorporated by reference from Exhibit 10.14 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.1 to The Times Mirror Company's Current Report on Form 8-K, dated August 8, 1997.
(d)(39)
Lease Agreement between TMCT, LLC and Times Mirror, dated August 8, 1997, incorporated by reference from Exhibit 10.15 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.4 to The Times Mirror Company's Current Report on Form 8-K, dated August 8, 1997.
(d)(40)
Amended and Restated Limited Liability Company Agreement of TMCT II, LLC, dated September 3, 1999, incorporated by reference from Exhibit 10.16 of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.1 to The Times Mirror Company's Current Report on Form 8-K, dated September 3, 1999.
(d)(41)
First Amendment to Amended and Restated Limited Liability Agreement of TMCT II, LLC, dated as of August 14, 2000, incorporated by reference from Exhibit 10.16a of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.17a to Annual Report on Form 10-K as filed March 27, 2001.

(d)(42)
Second Amendment to Amended and Restated Limited Liability Agreement of TMCT II, LLC, dated as of August 1, 2002, incorporated by reference from Exhibit 10.16a of the Company's Form 10-K for the fiscal year ended December 25, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, incorporating by reference from Exhibit 10.14b to Annual Report on Form 10-K, as filed March 12, 2003.
(d)(43)
Subordinated Exchangeable Promissory Note of Tribune Company, dated April 23, 2007, incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 24, 2007.
(d)(44)
Letter Agreement, dated April 23, 2007, among Tribune Company, EGI-TRB, L.L.C. and Samuel Zell, incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 24, 2007.
(f)	Section 262 of the Delaware General Corporation Law, attached as Annex D to the Proxy Statement.
(g)	Not Applicable.

*
Previously filed on the Filing on April 25, 2007.

**
Previously filed on Amendment No. 1 to the Filing on April 26, 2007.

***
Previously filed on Amendment No. 2 to the Filing on April 27, 2007.

****
Previously filed on Amendment No. 3 to the Filing on May 1, 2007.

*****
Previously filed on Amendment No. 4 to the Filing on May 4, 2007.

******
Previously filed on Amendment No. 5 to the Filing on May 11, 2007.

*******
Previously filed on Amendment No. 6 to the Filing on May 17, 2007.

********
Previously filed on Amendment No. 8 to the Filing on May 22, 2007.

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Previously filed on Amendment No. 10 to the Filing on May 24, 2007.

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Previously filed on Amendment No. 11 to the Filing on May 25, 2007.

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Previously filed on Amendment No. 12 to the Filing on May 31, 2007.